Exhibit 5.1

THE KROGER CO.
Cincinnati, OH 45202

Paul W. Heldman
Executive Vice President, Secretary
and General Counsel

October 23, 2006

Board of Directors
The Kroger Co.
1014 Vine Street
Cincinnati, OH 45202

Ladies and Gentlemen:

I am familiar with the proceedings taken and proposed to be taken by The Kroger Co., an Ohio corporation (the “Company”), in connection with the issuance of up to 15,000,000 shares of its Common Stock (the “Securities”) along with an indeterminate number of interests of participation pursuant to The Kroger Co. 401(k) Retirement Savings Account Plan (the “Plan”). I have acted as counsel to the Company in connection with its preparation of a Registration Statement relating to such issuance on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration of the Securities and interests of participation under the Securities Act of 1933, as amended. I have examined the above-mentioned documents, the Amended Articles of Incorporation and Regulations of the Company, the corporate minutes of the proceedings of the directors and shareholders of the Company, and such other records and documents of the Company as I have deemed necessary in order to express the opinions hereinafter set forth.

Based upon the foregoing, and assuming compliance with applicable federal and state securities laws, I am of the opinion that:

(i) when the Securities are issued pursuant to the Plan, they will be duly authorized, validly issued and outstanding, fully paid and non-assessable; and

(ii) when issued pursuant to the Plan, the interests of participation will be validly issued.

This opinion is based upon the Plan as it is now designed and drafted, and upon governmental regulations and judicial authorities in effect as at the date of this opinion letter, any of which may change in the future with retroactive effect.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement as having passed upon the legality of the Securities and interests of participation offered thereby on behalf of the Company.

Very truly yours,

(Paul Heldman)
PAUL HELDMAN